UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2026

Fly-E Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42122	92-0981080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

136-40 39th Avenue, Suite 202
Flushing, New York	11354
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (929) 410-2770

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value per share	FLYE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2026, Lisa Fan resigned from her positions as Chief Executive Officer and Director of Fly-E Group, Inc. (the “Company”), effective immediately. Ms. Fan’s resignation was not the result of any disagreement between her and the Company, the Board of Directors, or any committee of the Board of Directors (the “Board”) on any matter.

On September 11, 2026, the Board appointed Qiang Chen as Chief Executive Officer of the Company and Jingxia Song as an independent Director of the Company and a member of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee, each effective immediately.

Mr. Qiang Chen, aged 54, has nearly 30 years of accounting, finance and public company management experience. Since January 2016, he has served as chief executive officer of Zhongbao Financial Consulting mainly in charge of the company’s major financing and investment decisions. From May 2004 to December 2015, Mr. Chen served as chief financial officer of General Steel Holdings, Inc., where he was responsible for SEC reporting and compliance, capital raising activities, mergers and acquisitions, internal controls, U.S. GAAP reporting and investor relations. Prior to joining General Steel Holdings, Inc., Mr. Chen served as a Senior Accountant at Moore Stephens Frazer and Torbet, LLP from October 1997 to April 2004. Mr. Chen holds a Bachelor of Science degree in Business Administration (Accounting) from California State Polytechnic University, Pomona. He is a Certified Public Accountant in the State of California and a member of the American Institute of Certified Public Accountants and California Society of Accountants, Los Angeles Chapter.

Mr. Chen does not have a family relationship with any Director or Executive Officer of the Company and has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Chen entered into an employment agreement with the Company, which sets his annual compensation at $60,000 and establishes other terms and conditions governing his service to the Company. His employment agreement is qualified in its entirety by reference to the complete text of the employment agreement, which is filed hereto as Exhibits 10.1.

Ms. Jingxia Song, aged 40, has more than 16 years of experience in corporate operations, administration and organizational management. From June 2018 to February 2026, Ms. Song served as Deputy General Manager, Administration of Beijing Zeying Investment Co. Ltd, where she oversaw corporate administration, operational resource planning, contract management, vendor management and internal process optimization. Prior to that, she served as director of administration and corporate operations at Zhengzhou Huanancheng SME Service Centre from April 2015 to June 2018 and as Financial Administration Consultant at Henan Hongze Investment Co., Ltd from September 2009 to March 2015. Ms. Song holds a Bachelor of Economics degree from Henan University of Finance and Economics.

Ms. Song does not have a family relationship with any Director or Executive Officer of the Company and has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Ms. Song entered into an offer letter with the Company, which sets her annual compensation at $26,400 and establishes other terms and conditions governing her service to the Company. Her agreement is qualified in its entirety by reference to the complete text of the offer letter, which is filed hereto as Exhibits 10.2.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Description
10.1	Employment Agreement, dated September 9, 2026, by and between the Company and Qiang Chen
10.2	Offer Letter dated September 9, 2026, by and between the Company and Jingxia Song
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fly-E Group, Inc.

Date: September 11, 2026	By:	/s/ Zhou Ou
	Name:	Zhou Ou
	Title:	Chief Executive Officer